EXHIBIT  23.1

                           Chang G. Park, CPA, Ph. D.
     * 2667 CAMINO DEL RIO S. PLAZA B * SAN DIEGO * CALIFORNIA 92108-3707 *
       * TELEPHONE (858)722-5953 * FAX (858) 761-0341 * FAX (858) 764-5480
                         * E-MAIL changgpark@gmail.com *


June 16, 2010

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of June 16, 2010 on the audited financial statements of I-Web Media, Inc. as of May 31, 2010 in the Form 10. filed by I-Web Media, Inc. with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Chang G. Park
----------------------------
Chang G. Park, CPA





        Member of the California Society of Certified Public Accountants
          Registered with the Public Company Accounting Oversight Board